EXHIBIT 99.1

NEOSE TECHNOLOGIES REPORTS SECOND QUARTER FINANCIAL RESULTS

HORSHAM, PA, August 4, 2005 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the second quarter and six months ended June 30, 2005.

For the quarter ended June 30, 2005, the Company reported a net loss of $10,285,000, or $0.31 per basic and diluted share, compared to a net loss of $10,326,000, or $0.47 per basic and diluted share, for the same period in 2004. The decreased net loss for the 2005 period was primarily due to increased revenues of $529,000, decreased general and administrative expenses of $518,000, and increased interest income of $288,000, all of which were partially offset by $1,199,000 of increased research and development expenses during the 2005 period.

The Company reported revenues of $1,420,000 for the second quarter of 2005, compared to $891,000 for the second quarter of 2004.  The increase in revenues for the 2005 period was primarily due to revenues recognized under the Company’s collaboration with BioGeneriX AG, which began late in the second quarter of 2004. The increase in research and development expenses during the 2005 period resulted from higher personnel costs, and increased purchases of outside services, including preclinical studies, and research supplies associated with the Company’s proprietary drug development programs. Also contributing to the 2005 increase was higher depreciation expenses relating to improvements made at the Company’s leased facility in Horsham, Pennsylvania, which was occupied in April 2004. General and administrative costs decreased by $518,000 during the 2005 period due to lower patent legal and consulting fees. The $288,000 increase in interest income during the 2005 period was due to a higher average cash balance, as well as higher interest rates.

For the six months ended June 30, 2005, the Company reported a net loss of $21,552,000, or $0.71 per basic and diluted share, compared to a net loss of $19,829,000, or $0.94 per basic and diluted share, for the same period in 2004. The Company reported revenues of $2,768,000 for the first six months of 2005, compared to $2,141,000 for the same period in 2004. The increase in revenues for the 2005 period was primarily due to revenues recognized under the Company’s collaboration with BioGeneriX, which began late in the second quarter of 2004.

Operating expenses for the six months ended June 30, 2005 were $24,396,000, compared to $21,852,000 for the same period in 2004. Research and development expenses for the six months ended June 30, 2005 increased to $18,612,000 from $15,666,000 in the comparable 2004 period. The increase was primarily due to higher personnel costs, as well as increased

NEOSE TECHNOLOGIES, INC.	Page 2

purchases of outside services, including preclinical studies and consulting. Also contributing to the 2005 increase was higher depreciation expenses relating to improvements made at the Company’s leased facility in Horsham, Pennsylvania, which was occupied in April 2004.

The Company’s marketing, general, and administrative expenses were $5,784,000 for the six months ended June 30, 2005, compared to $6,186,000 for the same period last year. The decrease for the 2005 period was primarily due to lower patent legal expenses.

The Company ended the second quarter with $54,107,000 in cash, cash equivalents, and marketable securities.

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on August 4, 2005, to discuss the second quarter financial results and update investors on company developments.  The dial-in number for domestic callers is (888) 202-2422. The dial-in number for international callers is (913) 981-5592.  A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 4009646. The replay number for international callers is (719) 457-0820, also using the passcode 4009646.  Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins.  Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.  Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

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Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004

Revenue from collaborative agreements	$1,420	$891	$2,768	$2,141

Operating expenses:
Research and development	8,987	7,788	18,612	15,666
General and administrative	2,806	3,324	5,784	6,186

Total operating expenses	11,793	11,112	24,396	21,852

Operating loss	(10,373)	(10,221)	(21,628)	(19,711)
Other income	—	—	22	—
Interest income	419	131	723	236
Interest expense	(331)	(236)	(669)	(354)

Net loss	$(10,285)	$(10,326)	$(21,552)	$(19,829)

Basic and diluted net loss per share	$(0.31)	$(0.47)	$(0.71)	$(0.94)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	32,782	22,146	30,378	21,050

NEOSE TECHNOLOGIES, INC.	Page 4

Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30, 2005	December 31, 2004

Assets
Cash, cash equivalents and marketable securities	$54,107	$45,048
Accounts receivable and other current assets	1,889	2,768

Total current assets	55,996	47,816
Property and equipment, net	39,015	41,133
Intangible and other assets, net	1,257	1,782

Total assets	$96,268	$90,731

Liabilities and Stockholders’ Equity
Current liabilities	$10,426	$11,897
Long-term debt and capital lease obligations	11,714	13,759
Deferred revenue, net of current portion	3,526	3,688
Other liabilities	502	533

Total liabilities	26,168	29,877
Stockholders’ equity	70,100	60,854

Total liabilities and stockholders’ equity	$96,268	$90,731

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004

For more information, please visit www.neose.com.

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